UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): September 11, 2013

Griffin-American Healthcare REIT II, Inc.
(Exact name of registrant as specified in its charter)

Maryland	000-54371	26-4008719
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18191 Von Karman Avenue, Suite 300 Irvine, California		92612
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (949) 270-9200

4000 MacArthur Boulevard, West Tower, Suite 200
Newport Beach, 92660 California
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 11, 2013, we entered into an amendment, or the Partnership Amendment, to the Agreement of Limited Partnership of Griffin-American Healthcare REIT II Holdings, LP, or the Operating Partnership.

The material terms of the Partnership Amendment provide that: (i) distributions to the limited partners of the Operating Partnership shall not be less than the “REIT Stock Equivalent Amount,” which is the amount that the limited partners of the Operating Partnership would receive if their interests had been redeemed for REIT stock; (ii) if the distribution to be made on any record date is less than the REIT Stock Equivalent Amount, the Operating Partnership shall make a special distribution equal to the shortfall; and (iii) if a special distribution is made, a special allocation of profits shall also be made to the limited partners.

The material terms of the Partnership Amendment are qualified in their entirety by the Second Amendment to Agreement of Limited Partnership of Griffin-American Healthcare REIT II Holdings, LP attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On September 11, 2013, we, through our wholly owned subsidiary GA HC REIT II U.K. SH Acquisition Ltd., completed the purchase, or the Purchase Transaction, of all of the shares of Caring Homes Healthcare Group Limited, or CHHG, which was renamed GA HC REIT II CH U.K. Senior Housing Portfolio Limited, or referred to by us as Griffin UK Senior Housing, in connection with the Purchase Transaction. CHHG owned (directly or indirectly through wholly-owned subsidiaries) 44 elderly care homes located in the United Kingdom. We refer to those elderly care homes individually as a Facility, and collectively as the Portfolio or the UK Senior Housing Portfolio. The majority of the UK Senior Housing Portfolio is located in England's South East region, primarily in the Home Counties around Greater London, with additional locations near Birmingham, Bristol and Oxford. Six of the 44 Facilities are located in areas north of Edinburgh, Scotland, while two additional Facilities are located in the Channel Island of Jersey. The Purchase Transaction was completed pursuant to the terms of a share purchase agreement, or the Purchase Agreement, with Myriad Healthcare Limited, or Seller. As previously reported, we entered into the Purchase Agreement on July 6, 2013. On July 6, 2013, we also:

•
entered into an Agreement in Respect of the Leasing of the Caring Homes Elderly Care Home Portfolio and Other Matters with Griffin UK Senior Housing, Seller, Paul Jeffery (a principal of Seller), Consensus Support Services Limited (an operating subsidiary of Seller that owns and operates learning disability facilities), or Consensus, and certain other affiliates of Seller (Seller, Consensus and the affiliates of Seller, collectively referred to as the Seller Group);

•	approved a master form of lease for the lease of the Portfolio to Seller; and

•
entered into a loan facility agreement under which we will make real estate-related investments following closing under the Purchase Agreement by providing acquisition and development financing to certain companies within the Seller Group.

These agreements were described in further detail in our current report on Form 8-K filed on July 11, 2013, or the July Form
8-K. The description of the agreements included in the July Form 8-K is incorporated into this report by this reference.
The purchase price and other financial terms described below are expressed in terms of pounds sterling, as in the agreements. As of the date of the closing of the Purchase Transaction, the currency exchange rate was approximately $1.5818 for each pound sterling (£1.00).

The net contract purchase price for the UK Senior Housing Portfolio was £298.5 million, or approximately $472.2 million based on the currency exchange rate on September 11, 2013. The net purchase price reflects adjustments as described in more detail in the July Form 8-K.

We financed the purchase of the UK Senior Housing Portfolio using net cash proceeds from the public offering of our common stock. In connection with the acquisition, we paid an acquisition fee of $12.3 million, or 2.60% of the contract purchase price of the UK Senior Housing Portfolio, which was paid as follows: (i) in shares of our common stock in an amount equal to 0.15% of the contract purchase price, at $9.198 per share, the established offering price as of the date of closing, net of selling commissions and dealer manager fees, and (ii) the remainder in cash equal to 2.45% of the contract purchase price.

Item 7.01 Regulation FD Disclosure.

On September 12, 2013, we issued a press release announcing the completion of the Purchase Transaction. A copy of the press release, which is hereby incorporated into this filing in its entirety, is attached to this Current Report on Form 8-K as Exhibit 99.1.

The information furnished under this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits.

10.1	Second Amendment to Agreement of Limited Partnership of Griffin-American Healthcare REIT II Holdings, LP, dated September 11, 2013

99.1	Griffin-American Healthcare REIT II, Inc. Press Release dated September 12, 2013

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin-American Healthcare REIT II, Inc.

September 12, 2013	By:/s/ Jeffrey T. Hanson
Name: Jeffrey T. Hanson
Title: Chief Executive Officer

Exhibit Index

Exhibit No.	Description
10.1	Second Amendment to Agreement of Limited Partnership of Griffin-American Healthcare REIT II Holdings, LP, dated September 11, 2013

99.1	Griffin-American Healthcare REIT II, Inc. Press Release, dated September 12, 2013